GulfMark Offshore Announces
Vessel Sales, Newbuild Delivery
and Additional Vessel Acquisition

    October 18, 2006 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced the completion of the sale of the Highland Patriot, the Highland Sentinel, the delivery of the newbuild Sea Sovereign, and the acquisition of an option vessel, Hull 861B.

    The Highland Patriot, a 1982 built 233 ft. platform supply vessel operating in Southeast Asia and the Highland Sentinel, a 1979 built 266 ft. platform supply vessel operating in the North Sea were sold in September and October, respectively. Both are expected to be converted for seismic work. The combined sales price of the two vessels was approximately $18 million resulting in a pre-tax gain of approximately $10 million, of which approximately $6.6 million will be recognized in the 3rd quarter and $3.4 million in the 4th quarter of 2006.

    The Sea Sovereign, built by Jaya Shipbuilding and Engineering PTE LTD at their Batam, Indonesia yard near Singapore, is a 70 meter (230 ft), 5,500 BHP, approximately 70 ton bollard pull, Dynamic Positioning 2 (DP-2) Anchor Handling Towing Supply (AHTS) vessel. The purchase price for this vessel was approximately $14.5 million. In addition, GulfMark exercised its first right of refusal granted under the Sovereign purchase contract for an additional AHTS vessel currently under construction in the same yard. That vessel, designated Hull 861B, is a 70 meter, 7,954 BHP, approximately 100 ton bollard pull, DP-2 AHTS vessel. The purchase price for Hull 861B is less than $20 million. As with both the Sovereign and Hull 861B, GulfMark has been granted a first right of refusal on a further vessel from the same yard.

    Bruce Streeter, President and Chief Operating Officer of the Company, commented: “The completed and planned transaction are part of the ongoing process to improve our vessel fleet to meet the developing requirements in the marketplace. The addition of Hull 861B is well timed with the growing demand for modern equipment with multi function capability. We are excited by the added potential for the fleet going forward.”

Including Hull 861B, GulfMark currently has nine owned vessels under construction, which will bring the fleet of owned vessels to 57 in 2008 when the last vessel is delivered. Without additional changes, at the conclusion of this expansion the fleet would be comprised of 57 owned and 12 managed vessels.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty (60) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

GulfMark Offshore, Inc.
Press Release
October 18, 2005

Contact:    Edward A. Guthrie, Executive Vice President - Finance & CFO
       (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.